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                                                                      Exhibit 23

The Board of Directors
The WMF Group. Ltd.:

        We consent to incorporation by reference in the registration statements (No. 333-41613 and No. 333-61653) on Form S-8 and (No. 333-83109 and 333-76391)
on Form S-3 of The WMF Group, Ltd. of our report dated February 17, 2000, except for note 19 which is as of March 17, 2000, relating to the consolidated balance sheets of The WMF Group, Ltd. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, cash flows and changes in stockholders' equity for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of The WMF Group, Ltd.


/s/ KDMG LLP

McLean, Virginia
March 24, 2000